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SEC 1396 (05-06)






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


The Valles Capital Management Group, Inc.
(Exact name of registrant as specified in its charter)

An Arizona Corporation                               20-8642473
(State of incorporation)                                      (I.R.S. EIN)

112 East Fairmont Drive Tempe, Arizona 85282
(Address of principal executive offices) (Zip Code)

Registrants telephone number, including area code: 480-626-8376

Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class to be so registered

VCMG Common Stock

Name of each exchange on which each class is to be registered:

OTCBB, Pink Sheets and American Stock Exchange






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Item 1. Business.

General Development of Business

Valles Capital Management Group concept was developed in 2006 and incorporated to operate as an
 Arizona Corporation in January of 2007. The Group was formed as a closely held corporation to invest primarily in short and long-term US treasuries, varying the percentage of participation in short and long-term Treasuries as needed to meet targets set by management using both.
 paid-in capital and paid-in capital surpluses. The guidelines management will be using are those set by the SEC governing Money Market funds and will be set so that VCMG IS NOT considered as a Money Market fund. The company will also offer wealth management counseling to the public. The company is raising $100 million dollars with a 200:1 raise of capital using a Form D rule 506 exemption after the filling this Form 10 registration statement. The basis of its common stock is based on par value of $0.05 per share. The total authorized number of shares to be issued is 10 million making the basis of the raise $500k resulting in a market value of $10 per share. Any paid in capital surplus of over $500k will result in an immediate increase in market price above the initial market value of $10 per share. The company intends to hold any property owned by the company free and clear of any type of loans and mortgages until converted to cash. The Group also intends to incorporate additional funds in the same manner further increasing the value of the company.

Financial Information about Segments

The group currently manages only a zero risk investment portfolio. The group does have plans to expand into several incorporated companies and held as subsidiaries, each incorporated with initial stock values based on par value. As of yet no further companies have been formed


Narrative Description of Business

The day-to-day operations of the group will consist of investing paid in capital and paid in capital surpluses of the company in short long-term treasuries maintaining the basis of the company with property held free and clear of any encumbrances. While the group does not intend to sell shares to the public, shareholders are currently free to sell shares at their discretion whenever the opportunity to do so arises. The selling of shares to the public will not be a segment utilized for revenue.

The group was formed as a privately held corporation. The
 corporation is un-affected by federal variances of interest rates. This is accomplished by minimum sales of corporate shares to margin accounts held by officers of the company. While the portfolios maintained by the group rely on interest rate to generate revenue, the value of the company is maintained over an extended period of time through the types of investments purchased. The group currently consists of only the 1 person, but plans predict the addition of several accountants and back office employees shortly.

Financial information about geographic areas

The corporation currently operates solely in the United State of America and is based in Phoenix, Arizona. VCMG has no other subsidiaries or counterparts in any country other than the US currently.

Reports to Security Holders

The earning level and number of shareholders of the corporation currently are below the requirements set by the SEC for reporting earning levels and number of shareholders. The corporation however has elected to submit quarterly and annual reports. This will aid in the dissemination of information to the general public.

Item 1A. Risk Factors

Lack of Operating History

The formation of the company provides little history of managements ability to manage the business. The lack of reportable earnings and a history showing ability to carryout the day-to-day duties to achieve the desired results of the company could prove to be the cause of losing value of shares if not total loss of investment.

Financial Position

The financial position of the company could be affected by the in-experience of management. While the immediate condition seems to be solid, the mismanagement of investments, working capital and other resources of the company could be lost.

Proposed Business

The risks associated with investing in short-term treasuries by a relatively new management team could prove to be the cause of loss of share value and loss of investment.

Lack of Market for Common Equity Securities

The risks associated with developing a market to provide an exit strategy for shareholders of the companies common stock could prove to be the cause of loss of value of shares and total loss of investment.


Item 2. Financial Information.

Managements Discussion and Analysis of Financial
Condition and Results of Operations

 Full Fiscal Years

No information is available for any past full fiscal years of operation.

Liquidity

The liquidity of short-term treasuries in the open market will always be an option to satisfy any of the company immediate or emergency obligations. If ever the need to sell an amount of treasuries to satisfy capital requirements of the company or to distribute assets among shareholders the liquidity of these investments will be readily available. The liquidity of the initial basis depends entirely of the type the company uses.

Capital Resources

The capital resources of the company consist of shares owned by the corporation. The only commitments we expect on this resource are sales to the public to cover expenses and will invest 65% of fund proceeds in short-term zero risk investments and the remaining 35% in long-term zero risk investments.

Results of Operations

Results of operations will be affected by the federal interest rates and policies of the Federal Reserve. The group expects that interest rates will continue to maintain their current upward direction. The results depicted in the supplied operations statement are based on maintaining current interest rates as of April 3, 2007 for the entire period depicted n the statement.

Contractual Obligations
There are currently no contractual obligations the company has entered to date.

Quantitative and Qualitative Disclosures About Market Risk

Quantitative Information about Market Risk

Investments entered into for trading purposes will be 65% of the paid in capital and paid in surplus capital of the company and entered into primarily to generate revenue for the company. Investments entered into for purposes other than trading will be 35% of the paid in capital and the paid in capital surplus of the company and used to maintain the basis of the raise. The results of both are reflected in the annual earnings of the company.

 Qualitative information about Market Risk

The entire portfolio has a material exposure of risk directly related to changes in short-term U.S. prime interest rates. However, the repayment of principle and interest upon maturity of the investment is fully guaranteed by the full faith and credit of the United States Government creating a zero-risk investment.

Interim Periods

The following is the expected year end financial position after completion of raise, SEC registration filing and is based on a hypothetical sale of common stock of 1 million dollars.

See PDF file under same name



Item 3. Properties

Description of Property
No property is owned by the company at this time.

Item 4. Security Ownership of Certain Beneficial Owners and Management


1 Sole Voting Power with Sole Investment Power
2Non-voting with No Investment Power

Item 5. Directors and Executive Officers

Identification of Directors

		At this time VCMG has no Directors.

Identification of Executive Officers

		Angel Michel Valles, Chief Executive Officer
	2006-Indefinitly

Business experience

For the past 22 years starting in 1984 Angel Michel Valles has home studied the Federal and State Titles related to Securities and Corporations as well as developed cash flows and revenue projections for imaginary products that have for some reason been seen on the market. Products such as a proprietary configured string-in-a-can shape into a comic characters weapon of choice and a new pre-mixed pancake batter.

Audit committee financial expert

	The company does have an audit committee financial expert on the board.

Item 6. Executive Compensation.

No executive of the company has earned a salary as of this date. However, a salary budget has been established. The budget is .41666% of monthly revenue earned.

Item 7. Certain Relationships and Related Transactions.

No relationships or transactions that are required to be reported have occurred within the past 5-years.

Item 8. Legal Proceedings.

		There are no legal proceedings pending at this time.

Item 9. Market Price of and Dividends on the Registrants
Common Equity and Related Stockholder Matters

Market Information

An initial in house analyst review of the issue has calculated the following market ratios based on a 200:1 raise of $100 million dollars, based on 10 million authorized number of shares to be issued and $500k in equity in the form of a $0.05 per share par value and the consideration fully paid by services rendered.

See PDF file for graphc.

Holders

There are currently 1 shareholder and owns 6 million shares of common stock. That equals 60% of the authorized number of shares to be issued.

Dividends
The company will not disburse any dividends instead, however, profits will be contributed to Paid in capital and all increase in assets will be reflected in the market vale of shares. This will increase capital available to earn interest and offset any tax exposure. Any gains recognized when converting stock to cash maybe subject to tax, please consult a tax professional.


Item 10. Recent Sales of Unregistered Securities

Securities Sold
See PDF file

Exemption from Registration Claimed

Because fewer than 35 persons were involved in the formation of this company and the amount of capital raised we are relying on the Regulation D rule 506 exemption.

Item 11. Description of Registrants Securities to be Registered

The name of the stock will be VCMG Voting Common Stock and VCMG Non-voting Common Stock. The authorized number of shares to be issued by the corporation equals 10 million shares of capital stock and is being registered in whole with the SEC at this time. The capital stock of the company shall have a par value of $0.05 per share and have the following rights; 50% of the shares have voting rights, 50% have no voting rights. See Articles of Incorporation exhibit item 3.

Item 12. Indemnification of Directors and Officers.

The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

Item 13. Financial Statements and Supplementary Data.

			At this time there is no supplementary data to report.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes or disagreements with any accountants or financial disclosers.


Item 15. Financial Statements and Exhibits

			Articles of Incorporation Exhibit

ARTICLES OF INCORPORATION OF
The Valles Capital
Management Group, Inc.
(An Arizona Business Corporation)

1. Name.
The name of the Corporation is:

The Valles Capital Management Group, Inc

2. Initial Business.
The Corporation initially intends to conduct the business of:

Wealth Management Counseling

3. Authorized Capital.
The Corporation shall have authority to issue:

10,000,000 shares of Common Stock

Of the authorized shares to be issued 5,000,000 shares will be Voting Stock and have a Par Value of $0.05 per share and 5,000,000 shares will be Non-Voting Stock and have a Par Value of $0.05 per share.

Fully paid stock of this corporation shall not be liable to any further call or assessment.

4. Repurchase of Shares
The Board of Directors of the Corporation may, from time to time, cause the Corporation to re-purchase its own shares to the extent of the un-reserved and un-restricted earned and capital surplus of the Corporation.

5. Known Place of Business. (In Arizona)
The street address of the known place of business of the Corporation is:

112 East Fairmont Drive
Tempe, Arizona 85282

6. Statutory Agent. (In Arizona)
The name and address of the statutory agent of the Corporation is:

Angel Michel Valles
112 East Fairmont Drive
Tempe, Arizona 85282

7. Board of Directors
The initial board of directors shall consist of 1 director. The name and address of the person who is to serve as the director until the first annual meeting of shareholders or until their successor is elected and qualifies is:

Angel Michel Valles
112 East Fairmont Drive
Tempe, Arizona 85282

The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws.

8. Incorporators.
The name and address of the incorporator is:

Angel Michel Valles
112 East Fairmont Drive
Tempe, Arizona 85282

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission.

9. Indemnification of Officers, Directors, Employees and Agents.
The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

10. Limitation of Liability.
To the fullest extent permitted by the Arizona Revised Statutes, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

EXECUTED this 29th day of December, 2006 by all of the incorporators.

Signed: Angel M Valles
Angel Michel Valles
PHONE: 480-626-8376

Acceptance of Appointment by Statutory Agent
The undersigned hereby acknowledges and accepts the appointment as statutory agent of the above-named corporation effective this 29th day of December, 2006.

Signed: Angel M Valles
Angel Michel Valles


CERTIFICATIONS*

I, Angel Michel Valles, certify that:

1. I have reviewed this Form 10 of Valles Capital
Management Group, Incorporated;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrants other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;


(c) Evaluated the effectiveness of the registrants disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrants internal control over financial reporting that occurred during the registrants most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrants internal control over financial reporting; and

5. The registrants other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrants auditors and the audit committee of the registrants board of directors (or persons performing the equivalent functions):


(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrants ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrants internal control over financial reporting.

Date: 04-11-2007

Angel M Valles
CEO

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

The Valles Capital Management Group, Inc.

Date: 04-11-2007

By: Angel M Valles, CEO